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                                                      EXHIBIT 23


[KPMG Peat Marwick LLP Letterhead]

              725 South Figueroe Street
              Los Angeles, CA 90017


                INDEPENDENT AUDITORS' REPORT ON SCHEDULES AND CONSENT



The Board of Directors and Stockholders
Syncor International Corporation


The audits referred to in our report dated March 8, 1996, included the related financial statement schedule as of December 31, 1995, and 1994, and for each of the years in the two-year period ended December 31, 1995, the seven-month period ended December 31, 1993, and the year ended May 31, 1993, included in the registration statement of Syncor International Corporation. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements on Form S-3 (No.33-44395) and Forms S-8 (Nos. 33-7325, 33-39251, 33-43692, 33-57762, 33-
52607) of Syncor International Corporation of our report dated March 8, 1996, relating to the consolidated balance sheets of Syncor International Corporation and Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, stockholders' equity and cash flows and related schedule for each of the years in the two-year period ended December 31, 1995, the seven-month period ended December 31, 1993, and the year ended May 31, 1993 which report appears in the December 31, 1995 annual report on Form 10-K of Syncor International Corporation. Our report refers to a change in accounting method to adopt Financial Accounting Standard Board's Statement No. 109.


                                       /s/ KPMG Peat Marwick LLP

March 29, 1996